EXHIBIT 99.1

For Immediate Release

CONSOLIDATED WATER CO. LTD.
REPORTS THIRD QUARTER OPERATING RESULTS

GEORGE TOWN, Grand Cayman, Cayman Islands (November 9, 2010) — Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”), which develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent, today reported its operating results for the third quarter and first nine months of 2010.  The Company will host an investor conference call tomorrow – Wednesday, November 10, 2010 — at 11:00 a.m. EST (see details below).

Total revenues for the three months ended September 30, 2010 declined 14% to approximately $11.7 million, compared with approximately $13.5 million in the quarter ended September 30, 2009.

Retail water revenues declined 18% to approximately $4.6 million in the third quarter of 2010, versus approximately $5.7 million in the prior-year quarter, due to (i) inflation index-related decreases in base rates that went into effect during the first quarter of 2010 and (ii) a 19% decrease in the volume of gallons sold.  Bulk water revenues decreased 6% to approximately $6.3 million, compared with $6.7 million in the year-earlier quarter, reflecting (i) the annual adjustment made during the first quarter to the base rates charged by Ocean Conversion Cayman due to the downward movement in the consumer price indices used to determine such rates; (ii) a 9% decrease in the volume of water sold; and (iii) a lower rate charged for water sold by the Red Gate plant under the new contract signed in connection with the refurbishment of the plant.  Services revenues declined 36% to approximately $0.8 million, compared with approximately $1.2 million in the third quarter of 2009, reflecting reduced construction activity and a decrease in fees earned for management of the Bermuda plant.  These decreases in services revenues were partially offset by an increase of approximately $346,000 in the management fees Ocean Conversion (BVI) Ltd. (“OC-BVI”) was able to pay the Company as a result of OC-BVI’s receipt during 2010 of $2.0 million of the Court award for the Baughers Bay dispute.

Net income attributable to stockholders increased to $1,265,593, or $0.09 per diluted share, in the quarter ended September 30, 2010, compared with net income of $657,900, or $0.05 per diluted share, in the quarter ended September 30, 2009.  A decrease in operating income during the third quarter of 2010 was more than offset by an improvement in the operating results of OC-BVI, the Company’s equity investment affiliate.  During the three months ended September 30, 2010, the Company recognized earnings on its investment in OC-BVI of $777,406 due to (i) the receipt by OC-BVI in July 2010 of a $2.0 million payment under the Court award for the Baughers Bay dispute and (ii) revenues generated by the Bar Bay plant.  In the three months ended September 30, 2009, the Company recognized a loss from its investment in OC-BVI totaling ($1,582,248) due to OC-BVI’s contractual dispute with the BVI government relating to its Baughers Bay plant.

Consolidated gross profit decreased 25% to approximately $3.8 million (32% of total revenues) in the most recent quarter, versus approximately $5.0 million (37% of total revenues) a year earlier.  Gross profit on retail revenues declined to approximately $2.3 million (50% of revenues) in the most recent quarter, compared with approximately $3.2 million (57% of revenues) in the quarter ended September 30, 2009.  The decline in retail gross profit as a percentage of retail revenues reflected the previously mentioned annual adjustment of the Company’s base water rates and the decline in the volume of water sold, as a significant portion of plant operating costs are fixed in nature.  Gross profit on bulk revenues declined 23% to approximately $1.1 million (17% of revenues) in the third quarter of 2010, from approximately $1.4 million (21% of revenues) in the year-earlier quarter, due to the rate adjustment and the lower volume of water sold. The services segment recorded a gross profit of approximately $0.4 million in the three months ended September 30, 2010, compared with a gross profit of approximately $0.4 million a year earlier.  However, services gross profit as a percentage of revenues improved from 2009 to 2010 as a result of the additional management fees paid to the Company by OC-BVI.

General and administrative expenses increased 23% to $3,296,593 in the third quarter of 2010, versus $2,671,169 in the third quarter of 2009, primarily due to approximately $873,000 attributable to the business development activities of the Company’s newly formed consolidated Mexico affiliate, N.S.C. Agua, S.A. de C.V.

Interest income increased 24% to $386,562 in the third quarter of 2010, versus $311,990 in the 2009 quarter, due to interest earned on the loan receivable from the Water Authority Cayman arising from the refurbishment of the Red Gate plant.

“The global economic downturn has definitely impacted the tourism and real estate industries in Grand Cayman, while recent unfortunate legislative changes have increased the cost of operating businesses on the island, thereby hampering an economic recovery,” stated Rick McTaggart, Chief Executive Officer of Consolidated Water Co. Ltd.  “While there are some encouraging signs, including an uptick in cruise ship arrivals and some expansion in new company incorporations, the soft global economy and wetter-than-normal weather patterns reduced demand for water in the Cayman Islands during the three months ended September 30, 2010, as evidenced by a 19% decrease in the number of gallons sold in our retail business segment when compared with the prior-year quarter.  The first and second quarters of the year are generally the most profitable for our retail business, reflecting seasonal strength in tourist arrivals and drier weather patterns, so we are hopeful that our retail business will strengthen in early 2011.”

“The Company continues to negotiate with the Cayman Islands government for a new water utility license, and we have received two license extensions since July in order to allow more time for negotiations.  We have made some progress towards a final agreement, and at this time we see no reason why the government would not continue to extend the current license during these negotiations.  The new rate model proposed by the government is more complex than our present inflation adjustment rate model and includes a ‘guaranteed profitability range’ based on the Company’s invested capital.  This has required us to carefully analyze a number of variables and terms that directly impact water rates and our profitability in order to fully understand the implications of this complex rate model over time.  We hope to reach a mutually acceptable agreement with the government in the near future.”

“In our bulk water operations, relatively flat sales in the Commonwealth of The Bahamas were offset by continued improvement in our operating margins, reflecting the success of cost controls implemented earlier,” continued McTaggart.  “However, our Grand Cayman bulk water sales suffered a revenue decline not unlike our retail water business, for similar reasons, and this caused an overall decline in our bulk operating margins during the third quarter of 2010.”

“While the economic downturn in the Caribbean has adversely impacted our recent operating results, we believe it may ultimately provide new opportunities to grow our business through potential privatization of government-owned assets in a number of countries.  All of our government customers are grappling with significant tax revenue declines and a need to raise cash.  We will continue to follow these trends in order to take advantage of privatization opportunities, when appropriate, if they develop in the future.”

“Bidding activity related to new business opportunities has picked up in recent months, following a period of relative quiet in this regard, and we are pursuing new projects in our traditional markets, as well as in Mexico.  We supplemented our sales and marketing resources during the third quarter with the hiring of a new Director of Sales and Marketing, who has significant experience in the Caribbean region and is expanding our business development initiatives into new markets with attractive project opportunities that are consistent with our technical expertise and profitability guidelines.”

“We continue to devote considerable resources towards our Mexican business development activities and have been encouraged by our progress to date. Potential customers have expressed a great deal of interest in purchasing water from a large seawater reverse osmosis desalination plant to be located in Baja, California that can address the growing need for a new potable water supply for both northern Mexico and Southern California.  We expect to continue to devote significant time and resources to pursue this opportunity with our affiliate partners,” concluded McTaggart.

For the nine months ended September 30, 2010, total revenues declined 13% to approximately $39.1 million, compared with approximately $44.8 million in the first nine months of 2009.  Year-to-date retail water revenues declined 7% to approximately $17.1 million, versus approximately $18.4 million in the prior-year period.  Bulk water revenues decreased 4% to approximately $18.8 million, compared with $19.5 million in the year-earlier period.  Services revenues decreased 53% to approximately $3.3 million, compared with approximately $6.9 million in the nine months ended September 30, 2009.

Net income attributable to stockholders declined 24% to $5,375,598, or $0.37 per diluted share, in the first nine months of 2010, compared with net income of $7,075,657, or $0.49 per diluted share, in the corresponding period of the previous year.  The decrease in net income was significantly impacted by a decline in the results of the Company’s retail, bulk and services business segments.  The Company recognized $1,072,517 in earnings on its investment in OC-BVI, its British Virgin Islands (“BVI”) affiliate, in the nine months ended September 30, 2010, compared with a loss from its investment in OC-BVI of ($2,780,270) in the prior-year period.

Consolidated gross profit decreased 27% to approximately $13.5 million (35% of total revenues) in the nine months ended September 30, 2010, versus approximately $18.6 million (41% of revenues) in the year-earlier period.  Gross profit on retail revenues declined 16% to approximately $9.2 million (54% of revenues) in the first nine months of 2010, compared with approximately $11.0 million (60% of revenues) in the corresponding period of the previous year.  Gross profit on bulk revenues decreased 16% to approximately $3.6 million (19% of revenues), from approximately $4.3 million (22% of revenues) in the year-earlier period. The services segment recorded a gross profit of approximately $0.7 million in the nine months ended September 30, 2010, compared with a gross profit of approximately $3.3 million a year earlier.

General and administrative expenses increased 14% to $8,912,276 in the first nine months of 2010, versus $7,842,434 in the corresponding 2009 period, due to approximately $1.4 million in incremental expenses attributable to business development activities of the Company’s newly formed consolidated Mexico affiliate.

Interest income increased 60% to $990,777 in the first nine months of 2010, versus $620,663 in the year-earlier period, reflecting interest earned on the loan receivable from Water Authority – Cayman arising from the completion and sale of the North Side Water Works plant and the refurbishment of the Red Gate plant.  Interest expense declined to $1,196,346, from $1,287,369 in the prior-year period.  Other income totaled $113,876 in the nine months ended September 30, 2010, versus $143,600 in the nine months ended September 30, 2009.

The Company will host a conference call at 11:00 a.m. EST tomorrow – Wednesday, November 10, 2010.  Shareholders and other interested parties may participate in the conference call by dialing 877-317-6789 (international/local participants dial 412-317-6789) and requesting participation in the “Consolidated Water Conference Call” a few minutes before 11:00 a.m. EST on November 10, 2010.   A replay of the conference call will be available one hour after the call through November 17, 2010 by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID 445964.

CWCO-E

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company operates water production and/or distribution facilities in the Cayman Islands, Belize, the British Virgin Islands, The Commonwealth of The Bahamas and Bermuda.

Consolidated Water Co. Ltd. is headquartered in George Town, Grand Cayman, in the Cayman Islands.  The Company’s ordinary (common) stock is traded on the NASDAQ Global Select Market under the symbol “CWCO”.  Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect”, “should” or similar expressions.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationship with the Governments of the jurisdictions in which it operates, the manner in which the disputed issues between OC-BVI and the BVI Government are resolved, the ability to successfully secure contracts for water projects, the ability to develop and operate such projects profitably and the Company’s ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President and CEO, at (345) 945-4277 or David W. Sasnett, Executive Vice President and CFO, at (954) 427-6283 or via e-mail at info@cwco.com
http://www.cwco.com
 or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at info@rjfalkner.com

(Financial Highlights Follow)

CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$45,472,336	$44,429,190
Accounts receivable, net	10,541,055	9,980,928
Inventory	1,899,541	1,832,564
Prepaid expenses and other current assets	2,684,975	1,689,874
Current portion of loans receivable	1,644,268	1,216,098
Total current assets	62,242,175	59,148,654

Property, plant and equipment, net	57,038,909	60,876,276
Construction in progress	483,887	370,131
Costs and estimated earnings in excess of billings - construction project	-	1,872,552
Inventory non-current	3,342,660	3,352,054
Loans receivable	13,107,855	10,875,848
Investment in affiliate	8,871,980	9,157,995
Intangible assets, net	1,762,967	1,919,656
Goodwill	3,587,754	3,587,754
Other assets	3,138,660	3,314,861
Total assets	$153,576,847	$154,475,781

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other current liabilities	$5,207,298	$6,187,606
Dividends payable	1,151,971	1,152,702
Current portion of long term debt	1,400,995	1,322,483
Total current liabilities	7,760,264	8,662,791
Long term debt	17,245,546	19,806,784
Other liabilities	448,541	465,408
Total liabilities	25,454,351	28,934,983
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 19,394 and 17,192 shares, respectively	11,636	10,315
Class A common stock, $0.60 par value. Authorized 24,655,000 shares; issued and outstanding14,549,893 and 14,541,878 shares, respectively	8,729,936	8,725,127
Class B common stock, $0.60 par value. Authorized 145,000 shares; none issued or outstanding	-	-
Additional paid-in capital	81,282,102	80,990,686
Retained earnings	36,466,797	34,365,640
Total Consolidated Water Co. Ltd. stockholders' equity	126,490,471	124,091,768
Noncontrolling interests	1,632,025	1,449,030
Total equity	128,122,496	125,540,798
Total liabilities and equity	$153,576,847	$154,475,781

CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Retail water revenues	$4,631,368	$5,659,390	$17,056,601	$18,418,103
Bulk water revenues	6,312,326	6,687,836	18,766,546	19,526,044
Services revenues	756,108	1,178,833	3,253,451	6,900,965

Total revenues	11,699,802	13,526,059	39,076,598	44,845,112

Cost of retail revenues	2,310,307	2,421,740	7,817,030	7,390,251
Cost of bulk revenues	5,250,494	5,302,535	15,178,925	15,239,258
Cost of services revenues	366,486	765,716	2,590,597	3,611,992

Total cost of revenues	7,927,287	8,489,991	25,586,552	26,241,501

Gross profit	3,772,515	5,036,068	13,490,046	18,603,611

General and administrative expenses	3,296,593	2,671,169	8,912,276	7,842,434

Income from operations	475,922	2,364,899	4,577,770	10,761,177

Other income (expense):
Interest income	386,562	311,990	990,777	620,663
Interest expense	(392,711)	(417,316)	(1,196,346)	(1,287,369)
Other income	35,918	50,337	113,875	143,600
Equity in earnings (loss) of affiliate	777,406	(1,582,248)	1,072,517	(2,780,270)

Other income (expense), net	807,175	(1,637,237)	980,823	(3,303,376)

Net income	1,283,097	727,662	5,558,593	7,457,801
Income attributable to noncontrolling interests	17,504	69,762	182,995	382,144

Net income attributable to Consolidated Water Co. Ltd. stockholders	$1,265,593	$657,900	$5,375,598	$7,075,657

Basic earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.09	$0.05	$0.37	$0.49
Diluted earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.09	$0.05	$0.37	$0.49
Dividends declared per common share	$0.075	$0.075	$0.225	$0.205

Weighted average number of common shares used in the determination of:
Basic earnings per share	14,549,189	14,537,041	14,545,555	14,533,097
Diluted earnings per share	14,592,665	14,611,601	14,600,210	14,583,250